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                                                                    Exhibit 99.1


ENVOY CORPORATION TO ACQUIRE AETNA U.S.
HEALTHCARE'S ELECTRONIC HEALTH CARE CLAIMS
PROCESSING SUBSIDIARY

June 16, 1997

NASHVILLE, Tenn. and BLUE BELL, Pa. -- June 16, 1997 -- ENVOY Corporation (Nasdaq/NM:ENVY), a leading provider of health care electronic data interchange
(EDI) services, and Aetna U.S. Healthcare (TM), the health business unit of Aetna Inc. (NYSE:AET), announced today that they have signed an agreement for ENVOY to acquire Healthcare Data Interchange Corporation (HDIC(R)), the health care provider EDI subsidiary of Aetna U.S. Healthcare, for approximately $36.4 million. In connection with this acquisition, the parties will enter into a long-term agreement under which Aetna U.S. Healthcare has agreed to use ENVOY as its single source clearinghouse and EDI network for all Aetna U.S. Healthcare electronic health care transactions. This transaction is subject to customary closing conditions and regulatory approval and is expected to close in August 1997.

HDIC was created by Aetna U.S. Healthcare in 1992 to develop electronic systems for claims and member referral processing. Electronic processing significantly reduces the cost of claims processing while improving turnaround time, accuracy and efficiency. HDIC currently manages all electronic claims, referrals, encounters and eligibility verification processing between Aetna U.S. Healthcare and its participating network physicians, dentists and hospitals.

"ENVOY is pleased to have been selected by Aetna U.S. Healthcare to be its single source health care EDI technology partner, and believes this relationship demonstrates its confidence in our ability to produce measurable cost savings in the processing of health care transactions," said Jim D. Kever, president and co-chief executive officer of ENVOY. "This transaction represents another major step in our efforts to establish long-term outsourcing relationships with major health care payers, and fits the strategy we mapped out when we divested our credit card business in mid 1995 and focused our efforts exclusively on health care EDI services."

"Aetna U.S. Healthcare is committed to streamlining its claims and member referral processing areas, which are important factors in maintaining and improving provider and member satisfaction," said Timothy E. Nolan, head of operations for Aetna U.S. Healthcare. "By contracting with ENVOY, we will have access to the resources and expertise needed to allow us to continuously improve our customer service. We will work with ENVOY to increase the level of Aetna U.S. Healthcare transactions which are processed electronically."

ENVOY Corporation is a leading provider of electronic data interchange services to participants in the health care industry, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal government agencies and others.

Aetna U.S. Healthcare is the nation's leading health and related benefits organization with a total health care enrollment of 14.1 million members nationwide. In addition, Aetna U.S. Healthcare provides quality measurement and improvement programs and data analysis for providers and purchasers of health care.